Exhibit 99.1
Vestin Realty Mortgage II, Inc.
Reports Results
For The Three Months Ended March 31, 2010

Las Vegas – May 14, 2010 – Vestin Realty Mortgage II, Inc. (Nasdaq:VRTB), a real estate investment trust (“REIT”), announced results of operations for the three months ended March 31, 2010.

The Company reported a net loss of approximately $2.5 million or ($0.19) per share for the three months ended March 31, 2010 compared with a net loss of approximately $6.4 million or ($0.46) per share for the three months ended March 31, 2009.  Interest income from investment in real estate loans was approximately $0.8 million as compared with approximately $2.1 million in the three months ended March 31, 2009.  This decrease in interest income is primarily due to a decline of approximately $77.6 million in the amount of our investment in real estate loans.  The decline in the size of our loan portfolio was largely due to an increase in real estate owned properties acquired thorough the foreclosure of five non-performing loans since March 31, 2009 and a reduction in new lending as a result of current market conditions.  Notwithstanding the lower revenues, our loss for the three months ended March 31, 2010 was narrower than the comparable period in 2009, primarily because of reductions in the provision for loan losses and in interest expense.

As of March 31, 2010, the Company had 27 real estate loans outstanding, including a loan related to seller-financed REO, with a balance of approximately $115.3 million, of which 12 loans with an aggregate principal amount approximating $68.3 million were considered non-performing.  Loans are considered non-performing when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement or when the payment of interest is 90 days past due.  As of March 31, 2010, the Company had commenced foreclosure proceedings with respect to six of the non-performing loans, of which two loans have subsequently been foreclosed upon.  In addition, the Company is conducting workout discussions with certain non-performing borrowers; however, no assurance can be given as to whether these discussions will be successful.  As of March 31, 2010, we owned 10 properties that we acquired through foreclosure, compared with 17 properties owned as of December 31, 2009.

As of March 31, 2010, shareholder equity was $5.33 per common share.  The Company had on its balance sheet approximately $3.6 million of cash, $52.9 million of investment in real estate loans, net of allowance of $58.9 million, $15.5 million in real estate held for sale and approximately $13.5 million in total liabilities as of March 31, 2010.

About Vestin Realty Mortgage II, Inc.

Vestin Realty Mortgage II, Inc. is a real estate investment trust (“REIT”) that invests in commercial real estate loans.  As of March 31, 2010, Vestin Realty Mortgage II, Inc. had assets of approximately $86.0 million.  Vestin Realty Mortgage II, Inc. is managed by Vestin Mortgage, Inc., a significant majority owned subsidiary of Vestin Group, Inc., which is engaged in asset management, real estate lending and other financial services through its subsidiaries.  Since 1995, Vestin Mortgage Inc. has facilitated more than $2.0 billion in lending transactions.

Forward-Looking Statements

Certain information discussed in this press release may constitute forward-looking statements within the Private Securities Litigation Reform Act of 1995 and the federal securities laws.  Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions at the time made, it can give no assurance that its expectations will be achieved.  Readers are cautioned not to place undue reliance on these forward-looking statements.  Forward-looking statements are inherently subject to unpredictable and unanticipated risks, trends and uncertainties, such as the Company’s potential inability to accurately forecast its operating results; the Company’s potential inability to regain profitability or to generate positive cash flow from operations; constraints in the credit markets, the availability of take-out financing for our borrowers; defaults on outstanding loans; unexpected difficulties encountered in pursuing our remedies if a loan is in default; a decline in the value of collateral securing our loans, declining real estate values in the markets we serve and other risks associated with the Company’s business. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Contact:
Steve Stern
Stern And Company
702-240-9533
steve@sdsternpr.com

FINANCIAL STATEMENTS

VESTIN REALTY MORTGAGE II, INC.

CONSOLIDATED BALANCE SHEETS

ASSETS

	March 31, 2010	December 31, 2009
	(Unaudited)
Assets
Cash	$3,638,000	$1,444,000
Investment in marketable securities - related party	560,000	651,000
Interest and other receivables, net of allowance of $130,000 at March 31, 2010 and $124,000 at December 31, 2009	1,332,000	1,100,000
Notes receivable, net of allowance of $10,334,000 at March 31, 2010 and December 31, 2009	--	--
Real estate held for sale	15,496,000	22,094,000
Real estate held for sale – seller-financed	3,496,000	--
Investment in real estate loans, net of allowance for loan losses of $58,916,000 at March 31, 2010 and December 31, 2009	52,864,000	53,209,000
Due from related parties	164,000	317,000
Assets under secured borrowings	8,370,000	8,370,000
Deferred financing costs	70,000	175,000
Other assets	59,000	99,000

Total assets	$86,049,000	$87,459,000

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
Accounts payable and accrued liabilities	$5,294,000	$4,311,000
Secured borrowings	7,910,000	7,910,000
Note payable	--	28,000
Deposit liability	260,000	--

Total liabilities	13,464,000	12,249,000

Commitments and contingencies

Stockholders' equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued	--	--
Treasury stock, at cost, 1,381,137 shares at March 31, 2010 and 1,381,137 at December 31, 2009	(6,152,000)	(6,152,000)
Common stock, $0.0001 par value; 100,000,000 shares authorized; 14,997,363 shares issued and 13,616,226 outstanding at March 31, 2010 and December 31, 2009	1,000	1,000
Additional paid-in capital	278,550,000	278,550,000
Accumulated deficit	(199,171,000)	(196,637,000)
Accumulated other comprehensive loss	(643,000)	(552,000)

Total stockholders' equity	72,585,000	75,210,000

Total liabilities and stockholders' equity	$86,049,000	$87,459,000

VESTIN REALTY MORTGAGE II, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For The Three Months Ended
	March 31, 2010	March 31, 2009

Revenues
Interest income from investment in real estate loans	$676,000	$2,135,000
Other income	102,000	13,000
Total revenues	778,000	2,148,000

Operating expenses
Management fees - related party	274,000	274,000
Provision for loan loss	--	1,274,000
Interest expense	323,000	1,649,000
Professional fees	1,916,000	2,055,000
Professional fees - related party	159,000	133,000
Provision for doubtful accounts related to receivable	141,000	53,000
Other	284,000	375,000
Total operating expenses	3,097,000	5,813,000

Loss from operations	(2,319,000)	(3,665,000)

Non-operating income (expense)
Interest income from banking institutions	--	19,000
Settlement expense	(47,000)	(76,000)
Total non-operating expense, net	(47,000)	(57,000)

Income (loss) from real estate held for sale
Revenue related to real estate held for sale	--	51,000
Net gain on sale of real estate held for sale	96,000	--
Expenses related to real estate held for sale	(264,000)	(258,000)
Write-downs on real estate held for sale	--	(2,478,000)
Total loss from real estate held for sale, net	(168,000)	(2,685,000)

Loss before provision for income taxes	(2,534,000)	(6,407,000)

Provision for income taxes	--	--

NET LOSS	$(2,534,000)	$(6,407,000)

Basic and diluted loss per weighted average common share	$(0.19)	$(0.46)

Dividends declared per common share	$--	$--

Weighted average common shares outstanding	13,616,226	13,788,859